ACCELERATION AGREEMENT Effective Date: _____________

Acceleration Agreement

          THIS ACCELERATION AGREEMENT (the “Agreement”) is entered into as of the Effective Date, by and between ___________________________________ (the “Award Recipient”) and PDF Solutions, Inc., a Delaware corporation (the “Company”).

1.       Definitions. The following definitions shall apply for all purposes under this Agreement:

          (a)      Acceleration Event. “Acceleration Event” means the occurrence of a Change of Control on or after the Effective Date with respect to Covered Awards:

          (b)      Change in Control. “Change in Control” for all Covered Awards means a “Change of Control” as defined in Section 2(g) of the 2011 Stock Incentive Plan (as amended).

          (c)      Covered Award. “Covered Award” means any equity award granted to the Award Recipient by the Company, whether such equity award was granted before, on, or after the Effective Date.

2.       Benefits.

          (a)      Acceleration. Notwithstanding anything to the contrary in any plan pursuant to which any Covered Award was granted or any applicable stock option agreement, the vesting schedule for all Covered Awards that are outstanding as of the date of an Acceleration Event shall be accelerated to provide that all such Covered Awards shall be immediately vested (and exercisable, if applicable) in full.

          (b)      Conditions. All benefits provided under this Section 2 are conditioned on (i) the Award Recipient’s continuing compliance with this Agreement, any employment agreement or other agreement between the Company the Award Recipient, and the Company’s policies and by-laws, and (ii) the Award Recipient’s execution of a general release of any and all claims in a form prescribed by the Company.

          (c)      Excise Taxes. In the event that any benefit received by Award Recipient pursuant to this Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), then Award Recipient shall be entitled to either the full amount of the benefits or such lesser amount that would result in no portion of the benefits being subject to the Excise Tax, whichever of the foregoing amounts results in the receipt by Award Recipient, on an after-tax basis, of the greater benefit. Unless the Company and Award Recipient agree otherwise in writing, any calculation required under this Section 2(c) shall be made in writing by independent public accountants agreed to by the Company and Award Recipient, whose calculation shall be conclusive and binding upon the Company and Award Recipient for all purposes. The Company and Award Recipient shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section 2(c). All fees and expenses of the accounting firm shall be borne solely by the Company.

3.       Successors.

          (a)      Company’s Successors. Any successor to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), shall be obligated to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.

          (b)      Award Recipient’s Successors. This Agreement and all rights of the Award Recipient hereunder shall inure to the benefit of, and be enforceable by, the Award Recipient’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

4.       Miscellaneous Provisions.

          (a)      Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Award Recipient, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer.

          (b)      Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Award Recipient and by an authorized officer of the Company (other than the Award Recipient). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c)      Whole Agreement. This Agreement contains all the legally binding understandings and agreements between Award Recipient and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties. Any and all stock option agreements regarding the Covered Awards are hereby modified and amended as necessary to comport with this Agreement. To the extent that any such stock option agreement is inconsistent with this Agreement or conflicts with this Agreement, then the terms of this Agreement shall control.

          (d)      Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof.

          (e)      Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (f)      No Assignment. The rights of the Award Recipient to benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by  operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (f) shall be void.

          (g)      Retention Rights. This Agreement does not give the Award Recipient the right to be retained by the Company in any capacity. The Company reserves the right to terminate Award Recipient’s engagement at any time and for any reason.

5.      Term of Agreement. This Agreement shall continue in effect until the Company shall have given the Award Recipient written notice of cancellation, which notice may not be given by the Company in contemplation of or immediately after a Change in Control. This Agreement shall terminate automatically in the event the Award Recipient ceases to provide services to Company prior to an Acceleration Event. Notwithstanding the foregoing, this Agreement shall remain effective if, in connection with an impending Change in Control, the Company terminates the Award Recipient’s engagement for any reason.

   IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Award Recipient
By:

Full Legal Name

PDF SOLUTIONS, INC.
By:
Name:
Title: